SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                           CONSTELLATION ENERGY GROUP
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

       CHRISTIAN H. POINDEXTER             CONSTELLATION ENERGY GROUP, INC.
       CHAIRMAN OF THE BOARD, PRESIDENT                 250 W. PRATT STREET
       AND CHIEF EXECUTIVE OFFICER                BALTIMORE, MARYLAND 21201

[GRAPHIC] CONSTELLATION ENERGY GROUP(TM)

         March 10, 2000


         Dear Shareholder:


         You are invited to attend our annual meeting of shareholders to be held on Friday, April 28, 2000, at 10:00 a.m. in the 2nd floor conference room, of the Gas and Electric Building, located at 39 West Lexington Street in downtown Baltimore. Enclosed is our 1999 annual report to shareholders for your review.

         At the meeting, I will review our 1999 performance and answer shareholder questions. In addition, shareholders will be voting on the following business matters: the election of Class I directors, the ratification of our independent accountants for 2000, and one shareholder proposal.

         We've enclosed a proxy card that lists all matters that require your vote. PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE PAID ENVELOPE PROVIDED. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to be at the meeting, please check the box on your proxy card. By returning your proxy card PROMPTLY, you may save the company the expense of a second mailing.

         The Gas and Electric Building is handicapped-accessible. In addition, if you need any special accommodations, please indicate them on your proxy card.

         Thank you for your continued support of Constellation Energy Group, Inc.


         Sincerely,

        /s/ Christian H. Poindexter

[GRAPHIC] CONSTELLATION ENERGY GROUP(TM)


                       CONSTELLATION ENERGY GROUP, INC.
                              250 W. PRATT STREET
                              BALTIMORE, MD 21201

                   Notice of Annual Meeting of Shareholders



         To the Owners of Common Stock of
         Constellation Energy Group, Inc.:


           Our annual meeting of shareholders will be held on FRIDAY, APRIL 28, 2000 at 10:00 a.m., in the 2nd floor conference room of the Gas and Electric Building, 39 West Lexington Street, Baltimore, Maryland, to:


            1. elect five Class I directors to serve for three-year terms expiring in 2003,


            2. ratify PricewaterhouseCoopers LLP as our independent accountants for 2000,


            3. vote on a shareholder proposal concerning confidential voting, and


            4. transact any other business that properly comes before the meeting.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.


            We discuss the above business matters in more detail in the attached Proxy Statement.


            The stock transfer books will not be closed before the annual meeting. Only common shareholders of record at the close of business on February 22, 2000 will be entitled to vote.



                                                  David A. Brune
                                                    Secretary

         March 10, 2000

                                TABLE OF CONTENTS



                                                                                PAGE
                                                                               -----
QUESTIONS AND ANSWERS ON VOTING PROCEDURES .................................     1
MATTERS YOU ARE VOTING ON ..................................................     3
PROPOSAL NO. 1 -- ELECTION OF CONSTELLATION ENERGY DIRECTORS ...............     4
  Class I Director Nominees for Terms to Expire in 2003 ....................     4
  Class II Directors Whose Terms Expire in 2001 ............................     5
  Class III Directors Whose Terms Expire in 2002 ...........................     5
  Committees of the Board of Directors .....................................     6
  Directors' Compensation ..................................................     7
  Certain Relationships and Transactions ...................................     7
  Compensation Committee Interlocks and Insider Participation ..............     7
  Security Ownership .......................................................     9
  Executive Compensation ...................................................    10
   1999 Summary Compensation Table .........................................    10
   Long-Term Incentive Plan Table ..........................................    11
   Pension Benefits ........................................................    11
   Severance Agreements ....................................................    13
  Common Stock Performance Graph ...........................................    14
  Report of Committee on Management on Executive Compensation ..............    14
PROPOSAL NO. 2 -- RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
  ACCOUNTANTS FOR 2000 .....................................................    17
PROPOSAL NO. 3 -- A SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING ....    17
SUBMISSION OF SHAREHOLDER PROPOSALS FOR NEXT YEAR ..........................    19

TABLE OF CONTENTS

                        CONSTELLATION ENERGY GROUP, INC.
                                 PROXY STATEMENT
                    QUESTIONS & ANSWERS ON VOTING PROCEDURES

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND HOW MANY VOTES DO THEY HAVE?

Common shareholders who own shares as of February 22, 2000 may vote at the meeting. Each share has one vote. There were 149,602,816 shares of common stock outstanding on that date.

WHEN ARE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

The enclosed annual report and proxy voting form, together with this Notice of Annual Meeting and Proxy Statement, were first sent, or given, to shareholders on Friday, March 10, 2000.

WHAT IS A QUORUM OF SHAREHOLDERS, AND HOW MANY VOTES DOES IT TAKE TO PASS EACH MATTER?

A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 149,602,816 shares of common stock outstanding on February 22, 2000, 74,801,409 shares is a quorum. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. We must have a quorum to conduct the meeting. If a quorum of shareholders is present at the meeting, we need a plurality of all the votes cast to elect each director, and a majority of all the votes cast to pass each of the other matters. Broker non-votes, abstentions and withhold-authority votes DO NOT COUNT as votes cast.

HOW DO I VOTE?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards to all of our shareholders.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

Your broker has discretion to vote only for the election of directors and ratification of the independent accountants. Your broker cannot vote your shares on the shareholder proposal without your instructions. You should instruct your broker to vote your shares on this matter, following the directions your broker provides.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. We solicit proxies so that all common shares may be voted at the annual meeting. You must complete and return the enclosed proxy card to have your shares voted by proxy by Constellation Energy management.

BY COMPLETING AND RETURNING THE PROXY CARD, WHO AM I DESIGNATING AS MY PROXIES?

You will be designating Edward A. Crooke, Jerome W. Geckle, and Christian H. Poindexter as your proxies.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on the matters, your proxies will vote "FOR" Items 1 and 2 and "AGAINST" Item 3. Also, your proxy card will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

                                   1   QUESTIONS & ANSWERS ON VOTING PROCEDURES

HOW DO I VOTE USING MY PROXY CARD?

There are three steps.

   1. Vote on each of the matters as follows:

       o ITEM 1. The names of the five Class I directors to serve three-year terms are listed on your proxy card. You have three options:

         o OPTION 1. To vote for all five directors, you check the box marked "FOR."

         o OPTION 2. To vote for some of the directors and against the rest, you check the box marked "FOR" and then draw a line through the names of the directors that you want to vote against.

         o OPTION 3. To abstain from voting for all five directors (that is, not vote for or against any of the directors), you check the box marked "WITHHOLD AUTHORITY."

       o ITEMS 2 AND 3. You check the box "FOR," or "AGAINST," or "ABSTAIN" (to cast no vote).

   2. Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED.

   3. Mail your proxy card in the pre-addressed, postage-paid envelope.


REMEMBER TO CHECK THE BOX ON YOUR PROXY CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

HOW DO I REVOKE MY PROXY?

You may revoke your proxy at any time before your shares are voted at the annual meeting by:

     o notifying our Corporate Secretary, David A. Brune, in writing at 250 W. Pratt Street, 20th Floor, Baltimore, MD 21201, that you are revoking your proxy; or

     o completing and sending in another proxy card at a later date; or

     o attending the annual meeting and voting by ballot.


WHY MIGHT I RECEIVE MORE THAN ONE PROXY CARD? SHOULD I VOTE ON EACH PROXY CARD I RECEIVE?

First, you may have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker or our employee savings plan. Your broker or our plan trustee will send you a proxy card for these shares. You should vote on each proxy card you receive and mail it to the address shown on the proxy card. If employee savings plan participants do not vote their shares, the plan trustee will vote the shares in the same proportion as the trustee was instructed to vote shares for which it received voting instruction cards.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COST?

Constellation Energy, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Georgeson Shareholder Communications, Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $13,500 plus out-of-pocket expenses. Constellation Energy pays the cost of soliciting proxies.

QUESTIONS & ANSWERS ON VOTING PROCEDURES    2

                            MATTERS YOU ARE VOTING ON

PROPOSAL NO. 1 ELECTION OF CONSTELLATION ENERGY DIRECTORS

     The Board is divided into three classes (i.e., Class I, Class II, Class
III), with one class of directors elected at each Annual Meeting of shareholders for a three-year term. Douglas L. Becker, J. Owen Cole, Dan A. Colussy, Edward
A. Crooke, and Michael D. Sullivan have been nominated by the Board for election as Class I directors at the Annual Meeting for terms of three years each and until their respective successors are duly elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to accept nomination or election, your proxies will vote for the election of another person nominated by the Board of Directors, unless the Board reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE.

PROPOSAL NO. 2 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2000

     This proposal is to ratify our selection of PricewaterhouseCoopers LLP as our independent accountants for 2000. See Proposal No. 2 on page 17. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 3 SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING

     A shareholder proposal concerning confidential voting and our Board of Directors' response begin on page 17. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

OTHER BUSINESS MATTERS

     The Board of Directors is not aware of any other business for the Annual Meeting. However, if any:

   o other matters come before the meeting that have not been timely filed by a shareholder in accordance with the Company's advance notice provision in its by-laws,

   o of the persons named to serve as directors are unable to serve or for good cause will not serve,

   o shareholder proposal which is not in this proxy statement or on the proxy card pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934 is presented for action at the meeting, or

   o  matters concerning the conduct of the meeting are presented for action then shareholders present at the meeting will vote on such items. If you are represented by proxy, your proxies will vote your shares using their best judgment.

                                        3             MATTERS YOU ARE VOTING ON

         PROPOSAL NO. 1 -- ELECTION OF CONSTELLATION ENERGY DIRECTORS

             CLASS I DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 2003

DOUGLAS L. BECKER, age 34, a director since April 1999, became Chairman and
   Chief Executive Officer of Sylvan Learning Systems, Inc. in February 2000, after serving as President and Co-Chief Executive Officer since 1991. He is also Founder and Principal of Sterling Capital, LTD., an investment company. Mr. Becker is also a director of Caliber Learning Network, Inc. and Zapme! Corporation. Mr. Becker was a director of Baltimore Gas and Electric Company from October 1998 to April 1999.

J. OWEN COLE, age 70, a director since April 1999, is also a director of AllFirst Financial, Inc. (a bank holding company and formerly First Maryland Bancorp) and AllFirst Bank (formerly The First National Bank of Maryland). At both companies he served as Chairman of the Trust Committee from 1994 to 1997. From January 1995 to December 1996, he was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc. Mr. Cole was a director of Baltimore Gas and Electric Company from 1977 to April 1999.

DAN A. COLUSSY, age 68, a director since April 1999, was Chairman of the Board of CareFirst, Inc., the holding company for CareFirst of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.) from January 1998 to December 1999. He previously was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc., from January 1997 to January 1998, and Chairman-Elect in 1996. He retired as Chairman of the Board, President and Chief Executive Officer of UNC Incorporated (aviation services) in November 1997. Mr. Colussy was a director of Baltimore Gas and Electric Company from 1992 to April 1999.

EDWARD A. CROOKE, age 61, a director since April 1999 served as Vice Chairman of
   Constellation Energy from April 1999 until he retired January 1, 2000. He also served as President and Chief Operating Officer of Baltimore Gas and Electric Company from 1992 to 1998, Vice Chairman from 1998 to 1999 and a director from 1988 to April 1999.

   He retired as a director, Chairman of the Board, President and Chief Executive Officer on January 1, 2000 of Constellation Enterprises, Inc., the parent company of most of Constellation Energy's unregulated subsidiaries. He also had served as a director of each of Constellation Enterprises, Inc.'s direct subsidiaries and most of its indirect subsidiaries, and was Chairman of the Board of each of the direct subsidiaries until he retired.

   He is also a director of AllFirst Financial, Inc., AllFirst Bank, AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited, Baltimore Equitable Society, and Corporate Office Properties Trust.

MICHAEL D. SULLIVAN, age 60, a director since April 1999, has been Chairman of the Board of Golf America Stores, Inc. (golf apparel retailing), since October 1996. He was also Chairman of the Board of ProAxon International, LLC (hair care products and restoration) from 1995 to 1997, and Jay Jacobs, Inc. (specialty apparel retailing), from 1997 to July 1999. Additionally, Mr. Sullivan was a director of Baltimore Gas and Electric Company from 1992 to April 1999.

   He was Chief Executive Office and President of Merry-Go-Round Enterprises, Inc. (specialty retailing) from 1982 to 1994. That company filed a reorganization petition under Chapter XI of the Federal bankruptcy law in January 1994 and a bankruptcy petition under Chapter VII of the Federal bankruptcy law in March 1996, and subsequently was liquidated.

CLASS I DIRECTOR NOMINEES
FOR TERMS TO EXPIRE IN 2003         4

                 CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2001

H. FURLONG BALDWIN, age 68, a director since April 1999, is Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation (a bank holding company) and Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company. He is also a director of The St. Paul Companies, CSX Corp., Offitbank and Wills Group LLC, and Governor of The National Association of Securities Dealers, Inc. Mr. Baldwin was a director of Baltimore Gas and Electric Company from 1988 to April 1999.

JAMES T. BRADY, age 59, a director since May 1999, is the Managing Director -
   Mid-Atlantic of Ballantrae International, Ltd., a management consulting firm, and the former secretary of the Maryland Department of Business & Economic Development where he served from 1995 to 1998. He was also a managing partner for Arthur Andersen LLP from 1985 to 1995. Mr. Brady is a director of McCormick & Company, Inc., AllFirst Financial, Inc. and AllFirst Bank. Mr. Brady also was a director of Constellation Enterprises, Inc. from July 1998 to May 1999.

BEVERLY B. BYRON, age 67, a director since April 1999, served as a Maryland
   Congresswoman in the United States House of Representatives from 1978 to 1992. She is also a director of CareFirst, Inc., the holding company for CareFirst of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.), Farmers & Mechanics Bank and Logistics Management Institute. Mrs. Byron was a director of Baltimore Gas and Electric Company from 1993 to April 1999.

JAMES R. CURTISS, age 46, a director since April 1999, is a partner in the law firm of Winston & Strawn. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation. Mr. Curtiss was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

JEROME W. GECKLE, age 70, a director since April 1999, retired as Chairman of the Board of PHH Corporation (vehicle, relocation, and management services) in 1989. He is also a director of AllFirst Financial, Inc. and AllFirst Bank. Mr. Geckle was a director of Baltimore Gas and Electric Company from 1980 to April 1999.

GEORGE L. RUSSELL, JR., age 70, a director since April 1999, has been an Attorney at Law in the law firm of Peter G. Angelos since January 1, 2000. Prior to that, Mr. Russell was Senior Counsel in the law firm of Piper & Marbury L.L.P. He is also Chairman of the Board of Directors of the Federal Reserve Bank of Richmond - Baltimore Branch. Mr. Russell was a director of Baltimore Gas and Electric Company from 1988 to April 1999.

                CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2002

ROGER W. GALE, age 53, a director since May 1999, is President and Chief
   Executive Officer for PHB Hagler Bailly. From 1988 to April 1999 he served as President for the Washington International Energy Group. Both companies provide energy consulting services. Mr. Gale also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999 and a director of Constellation Holdings, Inc. from January 1995 to March 1998.

DR. FREEMAN A. HRABOWSKI III, age 49, a director since April 1999, has been
   President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society, McCormick & Company, Inc., and Mercantile Bankshares Corporation. Dr. Hrabowski was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

                                                              CLASS II DIRECTORS
                                        5             WHOSE TERMS EXPIRE IN 2001

NANCY LAMPTON, age 57, a director since April 1999, is Chairman and Chief
   Executive Officer of American Life and Accident Insurance Company of Kentucky. She is also a director of Brinly-Hardy Corporation, Duff & Phelps Utility Income Fund, and Radkowsky Thorium Power Corporation (designers of non-proliferative fuel for nuclear energy needs). Additionally, she is an advisor of Bank One Kentucky. Ms. Lampton was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

ADM. CHARLES R. LARSON, age 63, a director since April 1999, served as
   Superintendent of the U.S. Naval Academy from 1994 until he retired in 1998 with more than 40 years naval service. He also was Commander-in-Chief of the U.S. Pacific Command from 1991 to 1994. He serves as a director of EDGE Technologies, Inc. Admiral Larson was a director of Baltimore Gas and Electric Company from October 1998 to April 1999.

CHRISTIAN H. POINDEXTER, age 61, has been Chairman of the Board, Chief Executive
   Officer, President and Director since 1999, and has been Baltimore Gas and Electric Company's Chairman of the Board and Chief Executive Officer since 1993, President since March, 1998, and director since 1988. He is also a director of Constellation Enterprises, Inc., the parent company for most of Constellation Energy Group's unregulated businesses, Constellation Nuclear Group, LLC, and Constellation Power Source, Inc.

   He is also trustee of Johns Hopkins University, and a director of Johns Hopkins Medicine Board, U.S. Naval Academy Foundation, Mercantile Bankshares Corporation, Mercantile-Safe Deposit & Trust Company, Baltimore Life Companies, and Nuclear Electric Insurance Limited.

MAYO A. SHATTUCK III, age 45, a director since May 1999, has been Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc. since June 1999. From 1997 to June 1999, he was Vice Chairman of Bankers Trust Corporation. From 1991 to 1997, Mr. Shattuck was President and Chief Operating Officer and a Director of Alex. Brown Inc., which merged with Bankers Trust in September 1997. Mr. Shattuck also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999, and a director of Constellation Holdings, Inc. from January 1994 to March 1998.

                      COMMITTEES OF THE BOARD OF DIRECTORS

EXECUTIVE COMMITTEE: Has limited powers to act on behalf of the Board between meetings of the Board. May not declare dividends, authorize the issuance of stock (unless the Board has already given general authorization for such issuance), recommend to shareholders any action requiring shareholder approval, amend the by-laws, or approve mergers or share exchanges that do not require shareholder approval. Mr. McGowan, who is retiring as of April 27, 2000, is chairperson, and Messrs. Baldwin, Brady, Crooke, Hrabowski, Poindexter and Russell are members. The committee did not meet in 1999.

AUDIT COMMITTEE: Oversees Constellation Energy's auditing, accounting, financial reporting and internal control functions, recommends
   Constellation Energy's independent accounting firm and reviews their services. All members are non-employee directors. The committee met 4 times in 1999. Mr. Cole is Chairperson, and Messrs. Becker, Brady and Russell are members.

COMMITTEE ON NUCLEAR POWER: Monitors safety and performance at the Calvert
   Cliffs Nuclear Power Plant. The committee met 4 times in 1999. Mr. Curtiss is Chairperson, and Mrs. Byron, Mr. Larson and Mr. McGowan, who is retiring as of April 27, 2000, are members.

COMMITTEE ON MANAGEMENT: Considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders. Makes recommendations concerning directors' and officers' compensation. All members are non-employee directors. The committee met 7 times in 1999. Mr. Geckle is Chairperson, and Messrs. Cole, Colussy, Shattuck and Sullivan are members.

COMMITTEES OF THE BOARD OF DIRECTORS      6

   A shareholder who wishes to recommend a nominee for director should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 250 W. Pratt Street, 20th Floor, Baltimore, MD 21201.

COMMITTEE ON WORKPLACE DIVERSITY: Provides input on setting goals and developing strategies to achieve employee diversity. Oversees the implementation of the strategies and evaluates results. The committee met 1 time in 1999. Mrs. Byron is Chairperson, and Messrs. Gale and Hrabowski and Ms. Lampton are members.

LONG RANGE STRATEGY COMMITTEE: Oversees the development and appropriateness of Constellation Energy's long range strategic goals. Reviews major regulatory, environmental and public policy issues and technology advances which may affect operations. The committee met 3 times in 1999. Mr. Baldwin is Chairperson, and Messrs. Becker, Colussy, Crooke, Curtiss, Gale, Geckle, Larson, Shattuck, Sullivan and Ms. Lampton are members.

                             DIRECTORS' COMPENSATION

     The Board met 10 times for regularly scheduled meetings in 1999. Each of the nominees, with the exception of Mr. Becker, attended 75% or more of the total number of meetings of the Board and of any committees on which the nominee served.

     We do not pay directors who are also employees of Constellation Energy or its subsidiaries for their service as directors. In 1999, non-employee directors received the following compensation:

      o $1,250 fee for each regular, committee or special Board meeting attended

        o directors may defer receipt of some or all of their fees

      o $26,000 annual retainer, and a $3,500 annual retainer for each committee chairperson

        o half of these retainers are invested in deferred stock units (explained below), and directors may elect to invest some or all of the other half of their retainers in deferred stock units

      o reasonable travel expenses to attend the meetings

     Deferred stock units are bookkeeping entries that track the performance of Constellation Energy common stock and are not actual shares of stock. The bookkeeping entries reflect Constellation Energy common stock price changes, dividends, stock splits and other capital changes. At the end of their Board service, directors receive cash based on the value of their deferred stock units.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     One of our directors, George L. Russell, Jr., was Senior Counsel at the law firm of Piper & Marbury L.L.P. during 1999. Constellation Energy and certain subsidiaries paid fees to this firm for legal services rendered in 1999.

     One of our directors, James R. Curtiss, is a partner at the law firm of Winston & Strawn. Baltimore Gas and Electric Company paid fees to this firm for legal services rendered in 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Christian H. Poindexter, Chairman of the Board, President and Chief Executive Officer of Constellation Energy, serves on the Compensation Committee of Mercantile Bankshares Corporation. H. Furlong Baldwin, a

                                         7               DIRECTORS' COMPENSATION
director of Constellation Energy, is Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation.

     The Company and certain of its subsidiaries maintain a banking relationship with Mercantile-Safe Deposit and Trust Company, of which Mr. Baldwin is Chairman, President and Chief Executive Officer. As of December 31, 2000 letters of credit issued on behalf of the Company and certain of its subsidiaries were outstanding in the amount of $3,247,506. The letters of credit were obtained on competitive terms and in the ordinary course of business.




COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION             8

                               SECURITY OWNERSHIP


STOCK OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS

     To the knowledge of the Board, the only person beneficially owning 5% or more of Constellation Energy common stock was:

                                                                                                      AMOUNT OF
                                   NAME AND ADDRESS                                         TITLE     BENEFICIAL   PERCENT
                                  OF BENEFICIAL OWNER                                      OF CLASS   OWNERSHIP    OF CLASS
-------------------------------------------------------------------------------------- -------------- ------------  ---------
 Capital Research and                                                                  Common  Stock   11,100,000(1)     7.4%
  Management Company
 333 South Hope Street
 Los Angeles, CA 90071

 (1) According to Schedule 13G dated February 10, 2000, Capital Research and
     Management Company has sole dispositive power with respect to 11,100,000 shares of Constellation Energy common stock.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows as of January 21, 2000 the beneficial ownership of Constellation Energy common stock of each director, the five executive officers shown in the SUMMARY COMPENSATION TABLE on page 10, and all directors and executive officers as a group. If the individual participates in
Constellation Energy's Shareholder Investment Plan, Long-Term Incentive Plan or
Employee Savings Plan, those shares are included. Each of the individuals listed in the table, as well as all directors and executive officers as a group, beneficially owned less than 1% of Constellation Energy's outstanding common stock. None of them beneficially own shares of any other class of our or any subsidiaries' equity securities.
                                               BENEFICIAL OWNERSHIP        DEFERRED
NAME                                         (SHARES OF COMMON STOCK)     STOCK UNITS
-----------------------------------------   --------------------------   ------------
   H. Furlong Baldwin ...................                 750                4,792
   Douglas L. Becker ....................                 300                1,022
   James T. Brady .......................                 300                1,099
   Beverly B. Byron .....................               1,500                1,768
   J. Owen Cole .........................               5,041                1,768
   Dan A. Colussy .......................               1,500                3,293
   Edward A. Crooke .....................              85,950                  446
   James R. Curtiss .....................                 300                3,393
   Robert E. Denton .....................              40,745
   Roger W. Gale ........................                 300                1,414
   Jerome W. Geckle .....................               7,790                  506
   Frank O. Heintz ......................              27,008
   Freeman A. Hrabowski, III ............                 550                3,117
   Nancy Lampton ........................               3,394                1,558
   Charles R. Larson ....................                 300                1,066
   Christian H. Poindexter ..............             131,043
   George L. Russell, Jr. ...............               2,094                3,117
   Mayo A. Shattuck, III ................                 300                2,793
   Charles W. Shivery ...................              59,188
   Michael D. Sullivan ..................               1,500                1,558
   All Directors and Executive Officers
    as a Group (24 Individuals) .........             463,952               32,710

                                         9                    SECURITY OWNERSHIP

                             EXECUTIVE COMPENSATION


                         1999 SUMMARY COMPENSATION TABLE

                                                                  ANNUAL                LONG-TERM
                                                               COMPENSATION           COMPENSATION (1)
                                                                                      ---------------
                                                                                        LONG-TERM
                                                                                      INCENTIVE PLAN      ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)     BONUS ($)      PAYOUT ($) (2)   COMPENSATION ($)(3)
--------------------------------------------   ------   ------------   -----------   ---------------    ------------------
 Christian H. Poindexter                       1999       677,233        550,125          583,074            87,870
  Chairman of the Board, President             1998       638,333        178,626              -0-            72,258
  & Chief Executive Officer                    1997       608,533            -0-          425,436            52,283
 Edward A. Crooke                              1999       467,033        316,200          403,651            68,977
  Retired Vice Chairman of                     1998       441,867        123,772              -0-            56,435
  Constellation Energy Group, Inc. and         1997       420,667            -0-          298,799            40,658
  retired Chairman of the Board, President
  and Chief Executive Officer of
  Constellation Enterprises, Inc.
 Charles W. Shivery                            1999       259,167        372,060        1,614,517            34,116
  Chairman of the Board, President,            1998       240,767        366,240              -0-            21,113
  & Chief Executive Officer                    1997       233,900         55,000          151,856            13,982
  of Constellation Power Source, Inc.
 Robert E. Denton                              1999       283,767        162,000          244,934            40,816
  Executive Vice President -- Generation       1998       272,733         64,983              -0-            28,791
  of Baltimore Gas and Electric Company        1997       248,533            -0-          178,917            18,786
 Frank O. Heintz                               1999       281,300        162,000          216,543            31,607
  Executive Vice President --                  1998       243,067         70,888              -0-            16,200
  Utility Operations of Baltimore Gas          1997       189,433            -0-           52,621             9,227
  and Electric Company

NOTES TO SUMMARY COMPENSATION TABLE:


(1) The following executives held shares of performance-based restricted stock listed below at December 31, 1999:
                            SHARES    MARKET VALUE
                           --------   -------------
  C. H. Poindexter         29,379        $852,007
  E. A. Crooke             20,666        $599,317
  C. W. Shivery            21,867        $634,144
  R. E. Denton             13,377        $387,936
  F. O. Heintz             13,377        $387,936

    During the performance period, dividends on performance-based restricted stock are accumulated and used to purchase additional shares that are reflected in the above share numbers and market values. The market value for the shares held is based on the closing price per share for Constellation Energy common stock as listed in THE WALL STREET JOURNAL. Additional performance-based restricted stock was granted early in 2000 as described in the LONG-TERM INCENTIVE PLAN TABLE section on page 11.
(2) The amounts were paid in Constellation Energy common stock for the applicable three-year performance periods.
(3) For 1997, 1998 and 1999, the amounts in the ALL OTHER COMPENSATION column include Constellation Energy's matching contributions under its savings plans, and the interest on the cumulative corporate funds used to pay annual premiums on policies providing split-dollar life insurance benefits (calculated at the Internal Revenue Service's blended rate). For 1998 and 1999, the amounts also include a contribution by Constellation Energy to a trust securing the executives' supplemental pension benefits. A breakdown of the 1999 amounts in the ALL OTHER COMPENSATION column is shown at the top of page 11.


EXECUTIVE COMPENSATION            10

                                            SPLIT      SUPPLEMENTAL
                           MATCHING         DOLLAR     PENSION TRUST
                        CONTRIBUTIONS      AMOUNTS     CONTRIBUTION      TOTAL
                       ---------------    ---------    -------------   -------
  C. H. Poindexter         $20,050        $54,146        $13,674       $87,870
  E. A. Crooke             $13,825        $41,478        $13,674       $68,977
  C. W. Shivery            $ 7,700        $12,742        $13,674       $34,116
  R. E. Denton             $ 8,450        $18,692        $13,674       $40,816
  F. O. Heintz             $ 8,385        $ 9,548        $13,674       $31,607


LONG-TERM INCENTIVE PLAN TABLE

     The Committee on Management, early in 2000, made grants of restricted
Constellation Energy common stock under the Long-Term Incentive Plan. Grants under this plan were not made during 2000 to Mr. Crooke (because he retired on January 1, 2000). The grants are subject to both performance and time contingencies.

     For each named executive, performance will be measured over a three-year period based on Constellation Energy share price growth at the end of the performance period. A minimum award will be earned if a specified average share price is achieved at the end of the performance period, progressing to a maximum award if a higher specified average share price is achieved at the end of the performance period. All specified share price goals are higher than the fair market value on the date of grant. Restricted shares granted were equal to the number of shares of Constellation Energy common stock that will be earned if "target" performance is achieved.

     For all named executives, all or a portion of these restricted shares will be forfeited if performance is below target at the end of the performance period. Additional shares will be awarded if performance is above target at the end of the performance period. However, the total shares awarded will not exceed the maximum noted in the table below.

     During the performance period, dividends on restricted shares will be accumulated and reinvested in additional shares. At the end of the performance period, actual dividends awarded will be based upon performance and paid in Constellation Energy common stock (except that the recipients may elect to have a portion of the shares withheld to satisfy tax withholding requirements).
Dividend equivalents from the date of the grant will be paid in stock for any additional shares that are awarded. Shares earned through reinvested dividends are not counted toward the maximum award limit.

     The table below shows the restricted shares granted in 2000.
                        PERFORMANCE
        NAME              PERIOD       MINIMUM     TARGET     MAXIMUM
--------------------   ------------   ---------   --------   --------
  C. H. Poindexter       3 years       17,000      34,000     51,000
  C. W. Shivery          3 years        7,000      14,000     21,000
  R. E. Denton           3 years        4,500       9,000     13,500
  F. O. Heintz           3 years        4,500       9,000     13,500

PENSION BENEFITS

     The table on page 12 shows annual pension benefits payable at normal retirement to executives, including the individuals named in the SUMMARY COMPENSATION TABLE on page 10. Normal retirement is available beginning at age
62. At normal retirement, pension benefits are computed at 60% of total final average salary plus bonus for Mr. Poindexter, at 55% for Messrs. Shivery and Denton, and at 52% for Mr. Heintz.


                                         11               EXECUTIVE COMPENSATION

     When Mr. Crooke retired January 1, 2000, in connection with a corporate restructuring that resulted in elimination of his job, he had not attained normal retirement age. However, his pension benefits were computed at 60% of total final average salary plus bonus as a result of the job elimination and in recognition of his service as Vice Chairman of Constellation Energy Group, Inc. and Chairman of the Board, President and Chief Executive Officer of Constellation Enterprises, Inc.

                             PERCENTAGE OF FINAL AVERAGE SALARY AND
                                              BONUS
                             ---------------------------------------
        TOTAL FINAL
 AVERAGE SALARY AND BONUS        52%           55%           60%
--------------------------   -----------   -----------   -----------
        $  300,000            $156,000      $165,000      $180,000
           325,000             169,000       178,750       195,000
           350,000             182,000       192,500       210,000
           375,000             195,000       206,250       225,000
           400,000             208,000       220,000       240,000
           450,000             234,000       247,500       270,000
           475,000             247,000       261,250       285,000
           500,000             260,000       275,000       300,000
           550,000             286,000       302,500       330,000
           600,000             312,000       330,000       360,000
           625,000             325,000       343,750       375,000
           650,000             338,000       357,500       390,000
           700,000             364,000       385,000       420,000
           750,000             390,000       412,500       450,000
           800,000             416,000       440,000       480,000
           850,000             442,000       467,500       510,000
           900,000             468,000       495,000       540,000
           925,000             481,000       508,750       555,000
           950,000             494,000       522,500       570,000

     Salary and bonus used to compute pension benefits are calculated in the same manner as shown in the SUMMARY COMPENSATION TABLE on page 10. There is no offset of pension benefits for social security or other amounts. Compensation used to compute pension benefits for the individuals named in the SUMMARY
COMPENSATION TABLE as of December 31, 1999 is as follows:
  C. H. Poindexter      $929,446
  E. A. Crooke          $642,560
  C. W. Shivery         $465,526
  R. E. Denton          $363,514
  F. O. Heintz          $301,069

     Constellation Energy has a program to secure the supplemental pension benefits for each executive officer, and a program to secure deferred compensation of each executive officer, including those listed in the SUMMARY COMPENSATION TABLE on page 10. These programs do not increase the amount of supplemental pension benefits or deferred compensation. To provide security, accrued supplemental pension benefits and deferred compensation are funded through a trust at the time they are earned. An executive officer's accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of Constellation Energy followed within two years by the executive's demotion, termination or loss of benefit eligibility; or


EXECUTIVE COMPENSATION             12
reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust at the later of age 55 or employment termination. An executive's benefits under the deferred compensation plan always are fully vested and are payable at employment termination. Any payments to these trusts are included in the SUMMARY COMPENSATION TABLE in the "All Other Compensation" column.

SEVERANCE AGREEMENTS

     Constellation Energy has severance agreements with Messrs. Poindexter, Shivery, Denton, Heintz and three other key employees. Mr. Crooke's severance agreement terminated effective with his retirement on January 1, 2000. The severance agreements provide benefits if (1) there is a change in control of Constellation Energy, and (2) within two years of the change in control, the executive's employment is terminated without cause, or the executive resigns for good reason.

     The severance agreements provide benefits equal to two times the sum of (1) the executive's annual base salary and (2) the average of the executive's two highest annual incentive awards paid in the last five years. These payments are made in 24 equal monthly installments beginning on the first day of the month after employment ceases.

     For an executive who is ineligible to retire, the agreements also provide retirement, medical and dental benefits computed assuming the executive: (1) is the greater of age 55 or the executive's actual age; (2) has the greater of 10 years of service or actual service plus 3; and (3) has satisfied the minimum service eligibility requirements for these benefits, and further provide for continued life insurance benefits.

     For an executive who is eligible to retire, the agreements also provide retirement benefits computed assuming the executive has the greater of 10 years of service or actual service, and without any penalty for early retirement, and medical and dental benefits based on the same terms as any retiree who is at least age 65 with the greater of 20 years of service or actual service. Further, for purposes of other benefit plans, the executive will be treated as retiring at Constellation Energy's request.

     As a result of Mr. Crooke's January 1, 2000 retirement in connection with a corporate restructuring that resulted in the elimination of his job, and in recognition of his service as Vice Chairman of Constellation Energy Group, Inc. and Chairman of the Board, President and Chief Executive Officer of Constellation Enterprises, Inc., he received a severance package. His severance benefits include a $1,476,417 lump sum severance payment equal to the total of
(1) two times the sum of (a) annual base salary plus, (b) average of the two highest annual bonus percentages earned during the preceding five years multiplied by the prior year's final annual salary, and (2) payment toward the cost of health coverage computed assuming retirement at age 65 with 35 years of service. He also receives a 60% pension benefit as described on page 12, without reduction for early receipt. Mr. Crooke received a 1999 short-term incentive payment (as shown in the Bonus column of the SUMMARY COMPENSATION TABLE on page
10), and a 1997-1999 long-term incentive award payment (as shown in the Long-Term Compensation, Long-Term Incentive Plan Payout column of the SUMMARY COMPENSATION TABLE on page 10). He will also be entitled to a prorata payout of any earned performance-based restricted stock award for the 1998-2000 and 1999-2001 performance periods.


                                         13              EXECUTIVE COMPENSATION

                         COMMON STOCK PERFORMANCE GRAPH

     The following graph assumes $100 was invested on December 31, 1994 in BGE stock until April 30, 1999 and in Constellation Energy common stock since then, the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

[GRAPH APPEARS HERE]

         CEG      S&P 500  DJEUI
"1994"   100.00   100.00   100.00
"1995"   137.07   137.58   131.57
"1996"   136.45   169.17   132.86
"1997"   184.67   225.61   168.05
"1998"   176.30   290.08   192.24
"1999"   175.54   351.12   161.85

REPORT OF COMMITTEE ON MANAGEMENT ON EXECUTIVE COMPENSATION

COMMITTEE ON MANAGEMENT

     The Committee on Management is responsible for executive compensation policies. We also approve all compensation plans and recommend to the Board of Directors specific salary amounts and other compensation awards for individual executives. All of our Committee members are outside directors.

PHILOSOPHY

     We design compensation policies to encourage executives to manage Constellation Energy and its subsidiaries (collectively, the company) in the best long-term interests of shareholders and to allow the company to attract and retain executives best suited to lead it in a changing industry. We have retained an outside executive compensation consultant since 1993. He provides information and advice on a regular basis. In addition, internal compensation analysts (certified by the American Compensation Association) use published survey data, outside consultants, and other resources to make recommendations to us.

     Our Committee determined that the relevant labor market in 1999 for Constellation Energy and Baltimore Gas and Electric Company executives is the utility industry. Utilities used for comparison in 1999 were electric utilities and combination electric/gas utilities, analyzed using regression analysis to account for Constellation Energy's size. We believe these utilities best represent the portion of the executive labor market in which Constellation Energy competes. Most of these utilities are included in the Dow Jones Electric Utilities Index


COMMON STOCK PERFORMANCE GRAPH      14
shown on the Performance Graph on page 14. For non-regulated subsidiary executives, we used labor market data from various industries that are similar to their respective businesses.

     The elements of executive compensation are:

     o base salary,

     o short-term incentive awards, and

     o long-term incentive awards.

     The Committee's philosophy is that base salary should approximate the median level of the relevant labor market. Base salary and short-term incentive awards should approximate the median level of the relevant labor market for average performance, and the 75th percentile for superior performance. Long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the labor market. As described below, corporate and/or subsidiary business performance are among the criteria we use in determining base salary, and are key components in determining both short-term and long-term incentive awards.

     Beginning in 2000 in light of deregulation in the utility industry, we will expand comparisons beyond the utility industry to the broader energy services industry and move toward a general industry comparison for incentive compensation.

ANNUAL CASH COMPENSATION

     BASE SALARY. We used survey data and the Committee's 1999 philosophy mentioned above to determine base salary range increases for Mr. Poindexter and the other named executives in 1999.

     We determined base salary increases during 1999 for Mr. Poindexter and the other named executives taking into account 1998 corporate and subsidiary business performance, each executive's position in the salary range, individual performance, and the corporate response to changes in the energy industry and the regulatory environment. We did not assign specific weights to the various factors. Mr. Poindexter's base salary increase of 6.3% maintained his position in the middle third of his salary range.

     SHORT-TERM INCENTIVES. Bonus payments to Mr. Poindexter and other named executives represent the short-term incentive component of executive compensation. The Committee based the 1999 short-term incentives for Messrs. Poindexter, Crooke, Denton and Heintz on two factors that were weighted equally: corporate financial performance and the executives' business plan performance. In evaluating the corporate financial performance factor, the Committee recognized that earnings from operations increased 12.7% over 1998. The Committee also evaluated the 1999 corporate financial performance by adjusting the reported earnings to reflect the impact of non-recurring items stemming from the deregulation of electric generation. This resulted in corporate financial performance at a level greater than the maximum for this factor in 1999. The Committee also took into account a subjective assessment of business plan performance, which included Calvert Cliffs Nuclear Power Plant receiving the highest rating given by the Institute of Nuclear Power Operations, the Maryland PSC approving BGE's electric deregulation settlement plan, BGE's fossil and nuclear plants combining to set an all-time generation record for the second consecutive year, and Constellation Power Source being named the top power marketer in the U.S. by PHB Hagler Bailly. Mr. Shivery's 1999 short-term incentive was based on Constellation Power Source financial performance weighted at 75% and his business plan performance weighted at 25%. Mr. Shivery's bonus payment was based on Constellation Power Source's 1999 net income, which was significantly greater than target level, and a subjective assessment of his business plan performance. Constellation Power Source more than quadrupled its 1998 contribution to Constellation Energy's earnings to $0.23 per share for 1999, increased its asset base by $235 million, increased its market share


                                               REPORT OF COMMITTEE ON MANAGEMENT
                                     15                ON EXECUTIVE COMPENSATION
in high-growth areas, and captured a significant share of the standard offer service in New England. The bonus payments are shown in the SUMMARY COMPENSATION TABLE on page 10.

LONG-TERM INCENTIVES

     The Constellation Energy Long-Term Incentive Plan will be in effect until 2005. The Plan allows various types of awards keyed to corporate performance, including performance shares and restricted stock subject to performance-based contingencies. Performance-based restricted stock with three-year performance periods was granted under the Plan in 1997, 1998, 1999 and 2000 to the named executives (except Mr. Crooke who retired on January 1, 2000 and consequently did not receive a 2000 grant). The performance period for the 1997 grants ended in 1999 and the award payouts are described below. The 1998 and 1999 grants are shown in footnote 1 to the SUMMARY COMPENSATION TABLE. The 2000 grants are shown on the LONG-TERM INCENTIVE PLAN table on page 11. The awards are subject to forfeiture if performance criteria are not satisfied or if the executive's employment terminates for certain reasons during the applicable performance period.

     1999 AWARD PAYOUTS. The named executives earned awards of Constellation Energy common stock under the Constellation Energy Long-Term Incentive Plan, based on the 1997-1999 performance period. Awards for Messrs. Poindexter, Crooke, Denton and Heintz were above target based on Constellation Energy total shareholder return during the three-year performance period at the 70th percentile, which exceeded the target of the 62.5th percentile. Mr. Denton and Mr. Heintz were also awarded additional shares reflecting their higher-level executive responsibilities due to their promotions during the performance period.

     For Mr. Shivery's award, two factors were established: Constellation Power Source (CPS) performance based on a business value appreciation formula, utilizing CPS cumulative net income, book value, and derived market value weighted at 75%, and Constellation Energy total shareholder return weighted at 25%. Since the business value appreciation formula is intended to measure a surrogate market value, no maximum award amount was established. Mr. Shivery's award was significantly above target level, reflecting CPS' emergence during this particular three-year performance period as a leader in the power marketing business, and Constellation Energy total shareholder return above target level.

     All awards included Constellation Energy stock purchased with dividends accumulated on award shares throughout the performance period. These awards to the named executives are shown in the column of the SUMMARY COMPENSATION TABLE on page 10 titled Long-Term Compensation, Long-Term Incentive Plan Payout.

     1998, 1999, AND 2000 GRANTS. For the 1998 and 1999 grants, Constellation Energy total shareholder return is the only performance criterion for Messers. Poindexter, Crooke, Denton, and Heintz. For the 1998 and 1999 grants for Mr. Shivery, the performance criteria are Constellation Power Source performance, based on a business value appreciation formula, and Constellation Energy total shareholder return.

     The performance criterion for the 2000 grants for all named executives is growth in share price. The award payout can range from a minimum award if a specified average share price is achieved at the end of the performance period, progressing to higher award payouts for higher average share prices achieved at the end of the performance period. All specified share price goals are higher than the fair market value on the date of grant.


REPORT OF COMMITTEE ON MANAGEMENT
ON EXECUTIVE COMPENSATION             16

POLICY CONCERNING $1 MILLION DEDUCTION LIMITATION

     Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction of public companies for compensation paid to their chief executive officers and the four other most highly compensated executive officers. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Our Committee's general intent is to design and administer the executive compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers. However, this goal is secondary in importance to achievement of the companies' compensation philosophy discussed earlier in this report, including managing Constellation Energy and its subsidiaries in the best long-term interests of shareholders. Our Committee believes that the potential increased tax liability is of insufficient magnitude to warrant alteration of the present compensation system, which is achieving the desired compensation objectives, while retaining the flexibility of our Committee to exercise judgement in assessing an executive's performance.

          Jerome W. Geckle, Chairman           Mayo A. Shattuck, III
          J. Owen Cole                         Michael D. Sullivan
          Dan A. Colussy



                        PROPOSAL NO. 2 -- RATIFICATION OF
                          PRICEWATERHOUSECOOPERS LLP AS
                       INDEPENDENT ACCOUNTANTS FOR 2000

     PricewaterhouseCoopers LLP has been Constellation Energy's independent accountants since 1941. A member of PricewaterhouseCoopers LLP will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions.

     PricewaterhouseCoopers LLP audited Constellation Energy's 1999 consolidated financial statements and Constellation Energy's transfer agent functions. As part of its audit function, they also reviewed Constellation Energy's 1999 annual report to shareholders and various filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                         PROPOSAL NO. 3 -- A SHAREHOLDER
                               PROPOSAL CONCERNING
                               CONFIDENTIAL VOTING

     We have been advised by The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, D.C. 20005, owners of common stock with a market value of at least $2,000, that the following proposal will be presented for action at the annual meeting.

     The Board of Directors' objection follows the shareholder proposal.


                                      RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
                               17            AS INDEPENDENT ACCOUNTANTS FOR 2000

   The following proposal is presented word-for-word:


                        CONSTELLATION ENERGY GROUP, INC.
                         SHAREHOLDER PROPOSAL CONCERNING
                               CONFIDENTIAL VOTING

       BE IT RESOLVED: That the shareholders of Constellation Energy ("Company"), recommend that our Board of Directors take the steps necessary to adopt and implement a policy of CONFIDENTIAL VOTING at all meetings of its shareholders, which includes the following provisions:

        1.That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

        2.That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.


                             SUPPORTING STATEMENT:
                             ---------------------

       It is the proponents' belief that it is vitally important that a system of CONFIDENTIAL PROXY VOTING be established at the Company. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners (stockholders) and our national economy.

       The implementation of a CONFIDENTIAL VOTING SYSTEM would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

       A second important benefit of CONFIDENTIAL VOTING would be to invigorate the corporate governance process at the Corporation. We believe that shareholder activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

       Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

     THE VAST MAJORITY OF MAJOR CORPORATIONS HAVE ADOPTED A CONFIDENTIAL VOTING POLICY AND IT'S TIME FOR THE CONSTELLATION ENERGY TO JOIN THEM.

                    WE URGE YOU TO VOTE FOR THIS PROPOSAL.
                                        ---

BOARD OF DIRECTORS' OBJECTIONS TO THE PROPOSAL ON CONFIDENTIAL VOTING

     Constellation Energy firmly believes that its current policy for proxy solicitation and tabulation provides the confidentiality necessary to satisfy its overall shareholder base. A more restrictive confidential voting policy would substantially limit the freedom of communication between shareholders and Constellation Energy.


SHAREHOLDER PROPOSAL CONCERNING
CONFIDENTIAL VOTING                  18

     Constellation Energy's existing proxy solicitation system allows shareholders the freedom to choose whether to vote on a confidential basis. A shareholder who wants anonymity and confidentiality may hold shares in street name through a bank, broker, or other nominee who cannot disclose the names of the shareholder without the shareholder's permission. Shares held by employees in Constellation Energy's employee savings plan are held in trust and voted by the plan trustee. Constellation Energy has no access to the voting instructions employees provide to the trustee.

     Shareholders who choose not to vote on a confidential basis may openly communicate with management. Large institutional shareholders use their votes on particular issues to send messages to management. Other shareholders use proxy cards to write comments to management. The Board of Directors must be able to use these extremely valuable sources of information to learn the viewpoints of its shareholders.

     A more restrictive confidential voting policy would impair Constellation Energy's ability to contact shareholders on issues that are important to Constellation Energy's success. The Board of Directors must be able to clarify directly with shareholders issues of importance to Constellation Energy and shareholders, and when necessary to counter false statements in proxy contests. Constellation Energy may need to contact shareholders who have not voted their proxies to encourage them to vote on important issues. Constellation Energy also may need to contact shareholders whose proxy cards are not correctly completed, so that their shares will be voted as they intended. Contact with shareholders is critical in these situations so that the Board of Directors can proceed in the best interest of Constellation Energy and all of its shareholders, and a more restrictive confidential voting policy would limit the Board of Directors' ability to do this.

     The proponent argues that confidential voting is necessary to ensure the integrity of Board elections and protect shareholders from retribution. This is a farfetched notion for corporate governance and has no historical basis at Constellation Energy. Constellation Energy is a good corporate citizen as many long-time shareholders know, and has always conducted its shareholder solicitations in a fair and equitable manner, without any threat of retribution. Further, contrary to the proponent's claim that shareholder activism would be promoted with confidential voting, it has not been the experience of Constellation Energy that its shareholders are reluctant to communicate with management because of the absence of confidential voting. Activist shareholders want management to know who they are and what they stand for.

     Constellation Energy's existing proxy solicitation system encourages open communication with shareholders. It permits confidentiality for those who desire it, but does not mandate it for all shareholders, and has been a valuable tool to help the Board of Directors and management successfully run Constellation Energy.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

                       SUBMISSION OF SHAREHOLDER PROPOSALS
                                  FOR NEXT YEAR

     For Inclusion in Next Year's Proxy Statement. Any Constellation Energy shareholder who wants to include a proposal in the proxy statement for the 2001 annual meeting must deliver it so we receive it by November 10, 2000.

     For Presentation at the Next Annual Meeting. Any Constellation Energy shareholder who wants to present a proposal at the 2001 annual meeting must deliver it so we receive it by December 22, 2000. Proposals not received by this date may not be presented at the annual meeting.

     Any proposals must be sent, in writing, to the Corporate Secretary, Constellation Energy Group, Inc., 250 W. Pratt Street, 20th Floor, Baltimore, MD 21201. Proposals will not be accepted by facsimile.


                                             SUBMISSION OF SHAREHOLDER PROPOSALS
                                   19                              FOR NEXT YEAR

                           TEAR HERE ALONG PERFORATION

--------------------------------------------------------------------------------

[LOGO] CONSTELLATION               CONSTELLATION ENERGY GROUP, INC.
       ENERGY GROUP         P. O. BOX 1642, BALTIMORE, MARYLAND 21203-1642

      COMMON STOCK PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  PLEASE VOTE AND SIGN ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

The undersigned appoints Edward A. Crooke, Jerome W. Geckle and Christian H. Poindexter (or a majority of them or their substitutes, or one acting alone in the absence of the others), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Constellation Energy Group, Inc. which the undersigned is entitled to vote at the annual meeting to be held on April 28, 2000, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ITEMS 1 & 2 AND "AGAINST" ITEM 3 ON THE REVERSE OF THIS CARD.

                                     (OVER)

                             THIS IS YOUR PROXY CARD



                              TEAR HERE, VOTE, SIGN
                         AND RETURN IN THE PRE-ADDRESSED
                              POSTAGE PAID ENVELOPE




                           TEAR HERE ALONG PERFORATION
--------------------------------------------------------------------------------
                    A VOTE "FOR" ITEMS 1 & 2 IS RECOMMENDED.



1. THE ELECTION OF 5 CLASS I DIRECTORS FOR A TERM TO EXPIRE IN 2003

   [ ] FOR all nominees, except as             [ ] WITHHOLD AUTHORITY
       lined through below. (TO VOTE              (ABSTAIN) from voting
       AGAINST ANY OR ALL NOMINEES                FOR ALL nominees.
       LINE THROUGH THEIR NAMES.)

   D. L. BECKER               J. O. COLE                 D. A. COLUSSY
   E.A. CROOKE                M.D. SULLIVAN





2. RATIFICATION OF                            FOR        AGAINST       ABSTAIN
   PRICEWATERHOUSECOOPERS LLP                 [ ]          [ ]           [ ]
   AS INDEPENDENT ACCOUNTANTS
   FOR 2000

                     A VOTE "AGAINST" ITEM 3 IS RECOMMENDED.

3. SHAREHOLDER PROPOSAL                       [ ]          [ ]           [ ]
   CONCERNING CONFIDENTIAL
   VOTING

[ ] Please check this box if you plan to attend the 2000 annual meeting.


Please sign below, exactly as name appears at left. Joint owners should EACH sign. Attorneys, executors, administrators, trustees and corporate officials should give title or capacity in which they are signing.

 Signature                                    Date
          ------------------------------------    --------------------------


 Signature                                    Date
          ------------------------------------    --------------------------



CONSTELLATION ENERGY GROUP, INC.

                        CONSTELLATION ENERGY GROUP, INC.
                              EMPLOYEE SAVINGS PLAN

T. Rowe Price Trust Company, Trustee of the Employee Savings Plan, has not received a Voting Instructions Card for the 2000 meeting for the shares that you hold in the Plan. After receipt of the properly executed Voting Instructions Card, the Trustee will vote as directed by your instructions. However, due to a recent change in the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Trustee will vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.

We appreciate the support of our shareholders and encourage you to vote your Employee Savings Plan shares, regardless of the size of your holdings. We have, therefore, enclosed a second Voting Instructions Card so that you can vote your shares. Whether or not you plan to attend the meeting, please complete the Voting Instructions Card and return it to the Trustee in the envelope provided by APRIL 21, 2000.

Our initial mailing to you included a proxy statement. If you would like to receive a duplicate copy, please contact one of our shareholder representatives in metropolitan Baltimore at 410-783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499.

                                                              Richard D. Honaker
                                                              Plan Administrator

                        CONSTELLATION ENERGY GROUP, INC.

TO PARTICIPANTS IN THE
EMPLOYEE SAVINGS PLAN (THE PLAN)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on April 28, 2000, are being furnished to you by Constellation Energy Group, Inc. (Constellation Energy) on behalf of T. Rowe Price Trust Company, Trustee under the Plan.

In accordance with the Plan and the Trust Agreement between Constellation Energy and the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by April 21, 2000.

After receipt of the properly executed Voting Instructions Card, the Trustee will vote as directed by your instructions. However, due to a recent change in the Trust Agreement even if you do not send in a signed Voting Instructions Card, the Trustee will vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.

Each participant in the Plan who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.


                                                              Richard D. Honaker
                                                              Plan Administrator

          -Please fold and detach card at perforation before mailing.-

                   CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE


    PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE These Voting Instructions are requested in conjunction with a proxy solicitation by the
                BOARD OF DIRECTORS OF CONSTELLATION ENERGY GROUP.




TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE CONSTELLATION ENERGY GROUP
    EMPLOYEE SAVINGS PLAN


I hereby instruct T. Rowe Price Trust Company, as Trustee under the Constellation Energy Group Employee Savings Plan (Plan), to vote, by proxy, all shares of common stock of Constellation Energy Group (Company) allocated to me under the Plan at the annual meeting of the shareholders of Constellation Energy to be held on April 28, 2000, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and Edward A. Crooke, Jerome W. Geckle and Christian H. Poindexter, in their discretion, shall vote in person on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.


The Trustee will vote the shares represented by the Voting Instructions Card if properly signed and received by April 21, 2000. IF NO INSTRUCTIONS ARE SPECIFIED ON A SIGNED CARD, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF CONSTELLATION ENERGY:
"FOR" ITEMS 1 & 2 AND "AGAINST" ITEM 3. In accordance with the Trust Agreement, if you do not vote your shares, the Trustee will vote them for you in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.



                                     (over)

From:
                                                                ----------------
                                                                First Class Mail
T. ROWE PRICE RETIREMENT PLAN SERVICES, INC.                      U.S. Postage
Constellation Energy Group PST                                        PAID
P.O. Box 17215                                                    Baltimore, MD
Baltimore, MD 21297-0354                                           Permit #250
                                                                ----------------



          -Please fold and detach card at perforation before mailing.-







             PLEASE VOTE BY FILLING IN THE APPROPRIATE BOXES BELOW.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2.                      FOR all nominees
                                                                             listed at left, except as          WITHHOLD
1.  THE ELECTION OF 5 CLASS I DIRECTORS FOR A TERM TO EXPIRE IN 2003.         lined through (to vote            AUTHORITY
                                                                                AGAINST any or all           (ABSTAIN) from
    D. L. Becker, J. O. Cole, D. A. Colussy, E. A. Crooke, M. D. Sullivan      nominees line through    voting for all nominees
                                                                                   their names.)             listed at left.
                                                                                        [ ]                        [ ]





2.  RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT                       FOR             AGAINST          ABSTAIN
    ACCOUNTANTS FOR 2000                                                            [ ]               [ ]              [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.

3.  SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING                             [ ]               [ ]              [ ]




                                                                                     CONSTELLATION ENERGY GROUP, INC.

                                                                                     Date: _________________________


                                                                        Please sign below, exactly as your name appears to the left.

                                                                        ------------------------------------------------------------



                                                                        ------------------------------------------------------------
                                                                                                   SIGNATURE

                                     (over)